UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2021

Southern States Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Alabama	001-40727	26-2518085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Quintard Ave. Anniston, AL	36201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 241-1092

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of exchange on which registered
Common Stock, $5.00 par value	SSBK	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2021, Southern States Bancshares, Inc. (the “Company,” “we,” “us,” or “our”) entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc. and Truist Securities, Inc. (“Truist”), as representatives of the several underwriters listed on Annex A to the Underwriting Agreement (collectively, the “Underwriters”) and the Selling Stockholders (as defined below), relating to the offer and sale in an underwritten initial public offering (the “Offering”) (i) by the Company of 996,429 shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), and (ii) by the selling stockholders named therein of 1,003,571 shares of Common Stock (the “Selling Stockholders”), each at a public offering price of $19.00 per share. Under the Underwriting Agreement, the Company granted the Underwriters an option for a period of 30 days to purchase an additional 300,000 shares of Common Stock.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, the Selling Stockholders and the Underwriters, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations of public policy and as agreed upon by the contracting parties.

In addition, pursuant to the terms of the Underwriting Agreement, the Company and its executive officers and directors, and certain 5% or greater shareholders (including the Selling Stockholders) have entered into agreements providing that the Company and each of these persons may not, without the prior written approval of the Underwriters, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period of 180 days following August 11, 2021.

The Offering closed on August 16, 2021, and the Company issued 996,429 shares of its Common Stock for net proceeds, less underwriting discounts and commissions and estimated offering expenses, of approximately $15.8 million. The Company did not receive any proceeds from the sale of Common Stock by the Selling Stockholders. If the Underwriters exercise their option to purchase 300,000 additional shares of Common Stock from the Company in full, the Company expects to receive total net proceeds of approximately $21.1 million, after underwriting discounts and commissions and estimated offering expenses.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01.

Certain Relationships

Since 2013, Truist (previously known as SunTrust Robinson Humphrey) has served as an investment banking firm for the Company. The services performed by Truist have included advice regarding acquisitions, including the acquisition of Small Town Bank by the Company in 2019 and Columbus Community Bank by the Company in 2015, advice regarding a private offering by the Company in 2016, and other advice regarding the Company’s growth plans, business plans and the economic environment.

Item 7.01	Regulation FD Disclosure.

On August 11, 2021, the Company issued a press release announcing the pricing of the offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

On August 16, 2021, the Company issued a press release announcing the closing of the Offering. A copy of the release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) nor incorporated by reference in any registration statement filed by us under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

1.1#	Underwriting Agreement by and among Southern States Bancshares, Inc., the Selling Stockholders and the Underwriters, dated as of August 11, 2021.

99.1	Press Release, dated August 11, 2021.

99.2	Press Release, dated August 16, 2021.

#

Certain schedules, exhibits and appendices have been omitted pursuant to Item 601(b)(5). We will furnish the omitted schedules exhibits and appendices to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2021

SOUTHERN STATES BANCSHARES, INC.

By:	/s/ Lynn Joyce
Name:	Lynn Joyce
Title:	Senior Executive Vice President and Chief Financial Officer